Exhibit 99.1

Tactile Systems Technology, Inc. Announces Appointment of Daniel L. Reuvers as President and Chief Executive Officer

MINNEAPOLIS, MN, May 21, 2020 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the at-home treatment of chronic diseases, today announced that Daniel L. Reuvers has been appointed President and Chief Executive Officer, effective June 8, 2020, to succeed Gerald R. Mattys who is retiring, as previously disclosed. Mr. Reuvers will also join the Board of Directors, effective June 8, 2020, filling a seat created by Mr. Mattys’ retirement from the Board, effective that same day. Mr. Mattys will serve as a consultant to the Company until June 2021 to ensure a seamless transition.

“After a comprehensive search process which yielded several highly qualified candidates, I am very pleased to announce that the Board of Directors has voted unanimously to appoint Dan Reuvers to the role of President and Chief Executive Officer,” said Peter H. Soderberg, Chairman of the Company’s Board of Directors. “With more than 30 years of experience in the medical device industry, a proven track record of leading global medical device businesses and company leadership experience with our direct prescriber-to-payer-to-patient business model, we believe Dan is the ideal executive to lead Tactile Medical during its next stage of growth and value creation.”

“On behalf of the Board, I would like to express to Jerry our deep gratitude for his 15 years of service to our Company.  He has taken us from infancy to a high growth, high performing company that is making a tremendous difference every day in the lives of tens of thousands of patients suffering from chronic swelling conditions such as lymphedema and chronic venous insufficiency.  His legacy will be substantial, and we wish him continued personal growth in his retirement.”

Mr. Soderberg continued: “Dan comes to us after 12 years with Integra LifeSciences, where he currently serves as EVP and President of Codman Specialty Surgical, Integra’s largest business. He led Integra’s acquisition and integration of Johnson & Johnson’s Codman Neurosurgery business, combining it with Integra’s neurosurgery business to create a $1 billion leader in neurosurgery. Previously, as Corporate Vice President and President of International from 2013 to 2016, Dan was responsible for Integra’s $200 million business outside the United States. Dan joined Integra in 2008 as Vice President of Marketing and Product Development in the Surgical Instruments business and was promoted to President of the Acute Surgical business in 2010. He was appointed President of Integra’s Instrument division in 2011. Uniquely, Dan also possesses experience in leading high-growth, medical device companies with business models similar to Tactile Medical. He was President of Advanced Respiratory, Inc., which focused on the at-home treatment of respiratory diseases and conditions. Additionally, for nearly 10 years he served as a Board member at Respirtech, an innovator in home respiratory therapy equipment. We look forward to leveraging his expertise, leadership skills and strategic insight to build upon Tactile Medical’s history of growth, profitability and performance.”

“I am honored and excited to join the team at Tactile Medical,” said Daniel L. Reuvers. “With its clinically proven, at-home treatment options, direct-to-patient and -provider business model and strong commercial, reimbursement and payer relations expertise, I believe Tactile Medical is uniquely positioned for continued strong growth in the market for chronic swelling conditions. I look forward to working together with our employees, executive management team and the Board of Directors, to increase the awareness and adoption of our at-home products in the $5+ billion U.S. lymphedema market for the benefit of both our customers and shareholders.”

“I also welcome Dan to the team, am excited about his selection and am confident that Tactile Medical will continue to thrive under his leadership and expertise,” said Gerald R. Mattys, Chief Executive Officer of Tactile Medical. “I look forward to working together with Dan to ensure a successful transition.”

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency. Tactile Medical’s Mission is to help people suffering from chronic diseases live better and care for themselves at home. The Company’s unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “plans,” “look forward” or “commit” or the negative of these words or other variations on these words or comparable terminology. These include statements regarding the anticipated date of change of the Company’s Chief Executive Officer and director position. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the impact of COVID-19; the adequacy of the Company’s liquidity to pursue its business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives, including prior to identifying a successor; the Company’s Chief Executive Officer transition, including disruptions and uncertainties related thereto, the Company’s ability to appoint a successor with the desired level of experience and expertise in a timely matter, the potential impact on the Company’s business and future strategic direction resulting from the transition to a new Chief Executive Officer and the Company’s ability to retain other key members of senior management; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com